Exhibit 10.54
Execution Copy
RoyaltyCo, LLC
c/o ArcLight Capital Partners
200 Clarendon Street, 55th Floor
Boston, MA 02117
March 26, 2008
Dear Sirs:
Amended and Restated Royalty Clarification Letter Agreement
Reference is made to:
(a)	the Wildcat Adjacent Reserves and Royalty Payment Agreement dated as of December 30, 2003 by and between Trout Coal Holdings, LLC (Trout) and Christopher Cline (Cline), as amended by Amendment No. 1 to the Wildcat Adjacent Reserves and Royalty Payment Agreement dated as of March 21, 2005 (the Wildcat Agreement);
(b)	the Second Amended and Restated Purchase Option Agreement dated as of December 30, 2003 by and between Trout Coal Holdings, LLC, Trout Coal Holdings II, LLC (Trout II), Panther LLC and Cline, as amended by Amendment No. 1 to the Second Amended and Restated Purchase Option Agreement dated as of March 21, 2005 (the Purchase Option Agreement);
(c)	the Royalty Contribution Agreement dated as of December 14, 2006 (the Royalty Contribution Agreement) by and among Trout II and Cline;
(d)	the Assignment Agreement dated as of December 28, 2006 (the Assignment Agreement) by and between Trout II and RoyaltyCo, LLC (RoyaltyCo);
(e)	the Assignment and Bill of Sale of Royalty dated as of January 4, 2007 (Bill of Sale) by and between RoyaltyCo, and Cline; and
(f)	the Letter Agreement dated March 4, 2008 (the Royalty Clarification Letter Agreement) by and among the parties hereto.
Capitalized terms used herein have the meanings ascribed to such terms in the Wildcat Agreement and the Purchase Option Agreement. In addition, Magnum shall mean Magnum Coal Company, a Delaware corporation. This letter agreement amends, restates and replaces in its entirety the Royalty Clarification Letter Agreement.

Pursuant to the Purchase Option Agreement and the Wildcat Agreement, Cline is entitled to the payment of the Royalty Stream, as such term is defined in Section 4.8 of the Wildcat Agreement and as such term is defined in Section 6.8 of the Purchase Option Agreement. Pursuant to the Royalty Contribution Agreement, Cline agreed to assign all of his right, title and interest in and to the Royalty Stream to Trout II or a designee of Trout II. Trout II assigned its right to purchase the Royalty Stream to RoyaltyCo under the Assignment Agreement and notified Cline that RoyaltyCo was its designee for purposes of purchasing the Royalty Stream. The Bill of Sale gave effect to the sale of the Royalty Stream from Cline to RoyaltyCo.
To avoid any confusion regarding the payment terms of the Royalty Stream, the purpose of this letter agreement is to clarify the following:
1.	RoyaltyCo has been since January 4, 2007, and shall continue to be (except to the extent of an assignment by RoyaltyCo to another person or entity), the sole payee of the Royalty Stream; and all payments in respect of the Royalty Stream since January 7, 2007 have been made to RoyaltyCo.

2.	The aggregate unpaid amount (or gross recoupable balance) of the Royalty Stream as of January 31, 2008, is approximately $72.6 million.

3.	Prior to the assignment to RoyaltyCo, payments in respect of the Royalty Stream were made to Cline by Magnum. All payments of the Royalty Stream have been, and shall continue to be, made to RoyaltyCo by Magnum rather than by Trout, Trout II or any other Subsidiary thereof.

4.	The gross recoupable balance of the Royalty Stream indicated in paragraph 2 above shall be payable on the 25th day of each month as follows until paid in full: $0.50 per each ton of clean coal sold by Magnum Coal Sales, LLC or Infinity Coal Sales, LLC from coal reserves owned or leased by any Specified Subsidiary of Magnum during the prior month, which is consistent with how payments were made to Cline. Specified Subsidiaries means Panther, Jupiter, Wildcat, Remington, Dakota, Remington II, KRVII, KRVIII and Winchester.

5.	The Royalty Stream has been, and shall continue to be, treated as an operating expense of Magnum and not subordinated to debt service or be subject to any restricted payments or similar tests under any credit agreement (or similar agreement) to which Magnum or any of its Subsidiaries is a party.

6.	Magnum agrees to pay interest to RoyaltyCo in respect of overdue payments of the Royalty Stream on the same basis as was applicable to Cline when he owned the Royalty Stream, to wit, at a rate per annum equal to the Eurodollar Rate plus 2.50%. “Eurodollar Rate” means the rate per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to three months appearing on Page 3750 of the Telerate screen as of 11:00 A.M. London time, two Business Days prior to the date 30 days after such payment was due and each three-month period thereafter. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the Eurodollar Rate shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by Magnum.

7.	Until the amount referred to in Section 2 above is indefeasibly paid in full, Magnum shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose (each, a Transfer) of any of its ownership interests in any of the Specified Subsidiaries or any of such Specified Subsidiary’s owned or leased coal reserves (other than the sale of coal in the ordinary course of business), without in each case the prior written consent of RoyaltyCo, which consent shall not be unreasonably withheld, delayed or conditioned; provided that if that certain agreement and plan of merger (the Merger Agreement) proposed to be entered into by and among Magnum, Patriot Coal Corporation (Patriot), Colt Merger Corporation, a wholly-owned subsidiary of Patriot, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as stockholder representative, is entered into, no such consent shall be required in connection with any Transfer made on or after the Effective Time under and as defined in the Merger Agreement if (a) Magnum has provided reasonable prior written notice of the Transfer to RoyaltyCo (including, without limitation, the identity of the transferee and the ownership interests and/or coal reserves being transferred (the Relevant Properties)), (b) the transferee of the Relevant Properties has unconditionally agreed with RoyaltyCo in writing (i) to pay to RoyaltyCo the portion of the Royalty Stream that relates to the Relevant Properties on the same terms set forth in the Purchase Option Agreement and the Wildcat Agreement, as clarified by this letter agreement, (ii) to provide such information (or access to such information, as the case may be) from time to time to RoyaltyCo relating to the Relevant Properties as described in Section 10 below and (iii) not to Transfer the Relevant Properties without the transferee thereof agreeing in writing to be bound by the terms and conditions of this letter agreement insofar as they relate to the Relevant Properties and (c) Patriot has entered into an unconditional guarantee of payment of the obligations of such transferee under this letter agreement in favor of RoyaltyCo and a provided a legal opinion relating thereto, in each case in form and substance reasonably satisfactory to RoyaltyCo.

8.	This letter agreement may not be amended or otherwise modified except in writing signed by the parties hereto. This letter agreement shall be construed in accordance with, and this letter and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter shall be governed by, the law of the State of New York. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.	Neither this letter agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, except that RoyaltyCo may, at its discretion, at any time sell, assign (including, without limitation, as collateral security), or otherwise transfer any or all of its right, title and interest in and to the Royalty Stream (and all rights related thereto) to any Person. RoyaltyCo shall promptly thereafter provide written notice to Magnum indicating the name and address and payment details of such Person. All rights and obligations of the parties under this letter agreement shall bind and inure to the benefit of the parties hereto and their respective permitted assigns.

10.	Magnum agrees that it will continue to afford RoyaltyCo (as it had Cline) or any assignee thereof with respect to the Royalty Stream, during normal business hours, reasonable access to its coal production information and financial information prepared by its auditors relating to its financial performance for purposes of confirming the amounts due to such Permitted Assignee under this Agreement. In addition, Magnum will provide RoyaltyCo or such assignee with such other financial and coal production information as it had been providing to Cline for the purpose of assessing the accuracy of payment of the Royalty Stream payable by it.

11.	The provisions of Sections 6.1, 6.2 (except the addresses for notices shall be as set forth on the signature pages hereto), 6.5, 6.6, 6.7, 6.10 (except that references to Cline shall instead be references to the parties hereto) and 6.12 of the Purchase Option Agreement, as amended from time to time, are hereby incorporated by reference mutatis mutandis.
Please acknowledge that the foregoing reflects your agreement and understanding.
Yours sincerely,
MAGNUM COAL COMPANY

By:	/s/ Keith St. Clair
	Name:	Keith St. Clair
	Title:	CFO

Address for Notices:
500 Lee Street E, Suite 900
Charleston, WV 25301
TROUT COAL HOLDINGS, LLC

By:	/s/ B. Scott Spears
	Name:	B. Scott Spears
	Title:	VP & Treasurer

Address for Notices:
500 Lee Street E, Suite 900
Charleston, WV 25301
NEW TROUT COAL HOLDINGS II, LLC

By:	/s/ B. Scott Spears
	Name:	B. Scott Spears
	Title:	VP & Treasurer

Address for Notices:
500 Lee Street E, Suite 900
Charleston, WV 25301
PANTHER, LLC

By:	/s/ B. Scott Spears
	Name:	B. Scott Spears
	Title:	VP & Treasurer

Address for Notices:

500 Lee Street E, Suite 900
Charleston, WV 25301
Acknowledged and agreed:
ROYALTYCO, LLC

By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	President

Address for Notices:
c/o ArcLight Capital Partners
200 Clarendon Street, 55th Floor
Boston, MA 02117